UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 31, 2005
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
BLUE NILE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	000-50763	91-1963165

(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)
705 FIFTH AVENUE SOUTH, SUITE 900, SEATTLE, WASHINGTON, 98104
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(206) 336-6700
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE
N/A
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL AGREEMENT
SIGNATURE

ITEM 1.01. ENTRY INTO A MATERIAL AGREEMENT
On August 31, 2005, Blue Nile, Inc.’s (the “Company”) Compensation Committee of the Board of Directors (the “Compensation Committee”) approved a cash incentive program designed to motivate its executive officers to achieve the Company’s financial and other performance objectives and to reward them for their achievements when those objectives are met (the “Plan”).
ELIGIBILITY. All executive officers, including the chief executive officer, are eligible for participation in the Plan. The Company may also pay discretionary bonuses or other types of compensation outside the Plan.
ADMINISTRATION. The Plan is administered by the Compensation Committee. The Compensation Committee has the authority and discretion to approve and review the Plan and its operation. Each member of the Compensation Committee is an outside director.
DETERMINATION OF AWARD. Sixty percent of the aggregate target bonus pool is established through the achievement of the Company’s objectives for free cash flow with the remainder of the pool established by the achievement of other quantitative and qualitative objectives and determined at the discretion of the Compensation Committee. A target bonus for each executive officer has been established under the Plan. Each officer may receive up to a maximum of 200% of the target bonus depending upon the achievement of certain individual performance objectives, including financial objectives of the Company, such as net sales, net income and free cash flow and individual qualitative objectives.
MAXIMUM AWARD. The maximum aggregate bonus amount that may be awarded to the executive officers, including the chief executive officer, for fiscal year 2005 is $600,000.00.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE NILE, INC.
	By:	/s/ Diane M. Irvine
Diane M. Irvine
Dated: September 7, 2005		Chief Financial Officer (Principal Accounting and Financial Officer)